Exhibit 99.1
Allied Healthcare International Inc. Reports Fiscal 2009
Second Quarter Results
Diluted EPS, From Continuing Operation, Increases 23% to 4.8 Cents from 3.9 Cents in
Second Quarter Fiscal 2008

	Fiscal 2009	Fiscal 2008
(In millions, except EPS)	Second Quarter	Second Quarter
Revenues, as reported	$55.3	$73.8
Revenues, at constant exchange rates	$76.1	$73.8
Gross Profit, as reported	$17.2	$21.9
Gross Profit, at constant exchange rates	$23.6	$21.9
Gross Margin %	31.0%	29.7%
Operating Income, as reported	$2.8	$2.5
Operating Income , at constant exchange rates	$4.1	$2.5
Diluted EPS, continuing operations	4.8 Cents	3.9 Cents
NEW YORK — May 5, 2009 — Allied Healthcare International Inc. (Nasdaq: AHCI; AIM: AHI, http://www.alliedhealthcare.com), a leading provider of flexible healthcare staffing services in the United Kingdom, has issued financial results for its fiscal 2009 second quarter.
To provide investors with an increased understanding of the Company’s business, as in previous quarters, Allied is providing a breakdown of its revenues and gross profits at constant exchange rates using the comparable prior period weighted average exchange rate. In addition, as the Company’s revenues and gross profits are generated in the United Kingdom, an analysis is included, within the Management Discussion below, of the last six quarters’ revenues and gross profits in pounds sterling to enable investors to fully understand the underlying trends over these periods without the effects of currency exchange rates. As noted in the reported numbers, recent fluctuations in foreign exchange rates have significantly impacted the Company’s current period results.
Fiscal Second Quarter Results:

	Quarter Ended March 31, 2009					Quarter Ended March 31, 2008
			Gross		Gross			Gross		Gross
(Amounts in thousands)	Revenue	%	Margin	%	Margin %	Revenue	%	Margin	%	Margin %

Homecare	$61,066	80.2%	$19,307	81.8%	31.6%	$54,544	73.9%	$16,772	76.5%	30.7%
Nursing Homes	8,207	10.8%	2,562	10.9%	31.2%	10,622	14.4%	3,156	14.4%	29.7%
Hospitals	6,817	9.0%	1,726	7.3%	25.3%	8,649	11.7%	2,003	9.1%	23.2%

Total, at constant exchange rates	76,090		23,595		31.0%	73,815		21,931		29.7%
Effect of foreign exchange	(20,756)		(6,429)			—		—

Total, as reported	$55,334		$17,166			$73,815		$21,931

SG&A, at constant exchange rates			$19,511					$19,455
Effect of foreign exchange			(5,122)					—

SG&A, as reported			$14,389					$19,455

Operating Income, at constant exchange rates			$4,084					$2,476
Effect of foreign exchange			(1,307)					—

Operating Income, as reported			$2,777					$2,476

For the second quarter of fiscal 2009, at constant exchange rates, revenues increased by $2.3 million, or 3.1%, to $76.1 million, compared with $73.8 million reported during the same period in fiscal 2008. Contributing to the increase in revenues was Allied’s Homecare revenues, which grew by 12.0% to $61.1 million. Nursing Home revenues declined by 22.7% to $8.2 million. Hospitals revenues decreased by 21.2% to $6.8 million. After the unfavorable impact of currency exchange of $20.8 million, revenues decreased to $55.3 million. It should be noted that due to the leap year in 2008, this fiscal year’s second quarter is one day shorter than the comparable prior year period which equates to just over $0.6 million for a days sales, or 1.1% impact on increase in revenues.
At constant exchange rates, total gross profit for the second fiscal quarter increased 7.6% to $23.6 million, compared with $21.9 million reported for the comparable quarter in fiscal 2008. Gross profit margin for the second quarter increased to 31.0% from 29.7% for the comparable prior period. Foreign exchange decreased gross profit by $6.4 million to $17.2 million for the quarter.
At constant exchange rates, SG&A for the second fiscal quarter was $19.5 million, compared with $19.5 million reported last year. Foreign exchange decreased costs by $5.1 million to $14.4 million for the quarter.
At constant exchange rates, operating income for the second quarter of fiscal 2009 increased to $4.1 million, compared to operating income of $2.5 million reported during the 2008 second fiscal quarter. Foreign exchange decreased operating income by $1.3 million to $2.8 million for the quarter.
Income from continuing operations for the second quarter of fiscal 2009 increased to $2.1 million as compared with $1.8 million reported during the 2008 second fiscal quarter. Diluted earnings per share from continuing operations was 4.8 cents for the quarter, compared to diluted earnings per share from continuing operations of 3.9 cents last year.
Net income for the second quarter of fiscal 2009 increased to $2.5 million as compared with $1.8 million reported during the 2008 second fiscal quarter. Diluted earnings per share was 5.6 cents for the quarter which includes 0.8 cents from discontinued operations due to the release of reserves as a result of the warranty period within the sales agreement, related to the sale of the respiratory business in fiscal 2007, having expired.
Fiscal Six-Month Results:

	Six Months Ended March 31, 2009					Six Months Ended March 31, 2008
			Gross		Gross			Gross		Gross
(Amounts in thousands)	Revenue	%	Margin	%	Margin %	Revenue	%	Margin	%	Margin %

Homecare	$123,687	79.3%	$38,709	80.7%	31.3%	$110,494	74.4%	$34,139	77.0%	30.9%
Nursing Homes	18,041	11.6%	5,583	11.6%	30.9%	22,340	15.0%	6,644	15.0%	29.7%
Hospitals	14,204	9.1%	3,716	7.7%	26.2%	15,751	10.6%	3,571	8.0%	22.7%

Total, at constant exchange rates	155,932		48,008		30.8%	148,585		44,354		29.9%
Effect of foreign exchange	(39,070)		(12,029)			—		—

Total, as reported	$116,862		$35,979			$148,585		$44,354

SG&A, at constant exchange rates			$39,524					$39,648
Effect of foreign exchange			(9,576)					—
SG&A, as reported			$29,948					$39,648

Operating Income, at constant exchange rates			$8,484					$4,706
Effect of foreign exchange			(2,453)					—

Operating Income, as reported			$6,031					$4,706

For the fiscal six months ended March 31, 2009, at constant exchange rates, revenues increased by $7.3 million, or 4.9%, to $155.9 million, compared with $148.6 million reported during the same period in fiscal 2008. Contributing to the increase in revenues was Allied’s Homecare revenues, which grew by 11.9% to $123.7 million. Nursing Home revenues declined by 19.2% to $18.0 million. Hospitals revenues decreased by 9.8% to $14.2 million. After the unfavorable impact of currency exchange of $39.0 million, revenues decreased to $116.9 million.
At constant exchange rates, total gross profit for the fiscal six months ended March 31, 2009, increased 8.2% to $48.0 million, compared with $44.4 million reported for the comparable period in fiscal 2008. Gross profit margin for the fiscal six months ended March 31, 2009, increased to 30.8% from 29.9% for the comparable prior period. Foreign exchange decreased gross profit by $12.0 million to $36.0 million for the quarter.
At constant exchange rates, SG&A for the fiscal six months ended March 31, 2009, was $39.5 million, compared with $39.6 million reported last year. Foreign exchange decreased costs by $9.6 million to $29.9 million for the quarter.
At constant exchange rates, operating income for the fiscal six months ended March 31, 2009, increased to $8.5 million, compared to operating income of $4.7 million reported during the 2008 six months ended March 31. Foreign exchange decreased operating income by $2.5 million to $6.0 million for the six-month period.
Income from continuing operations for the six months ended March 31, 2009, increased to $4.6 million as compared with $3.4 million reported during the 2008 fiscal six-month period. Diluted earnings per share from continuing operations was 10.2 cents for the six month period ended March 31, 2009, compared to diluted earnings per share from continuing operations of 7.6 cents last year.
At March 31, 2009, and September 30, 2008, Allied’s cash balance was $28.1 million (£19.7 million) and $26.2 million (£14.4 million), respectively, representing an underlying increase in the cash balance of £5.3 million.
For the fiscal six months ended March 31, 2009, depreciation and amortization was $1.8 million and capital expenditures were $1.6 million. Day Sales Outstanding was eighteen days at March 31, 2009, and twenty-two days at March 31, 2008. The March 31, 2009, DSO was the lowest level achieved by our company and was due to timing of cash collections mainly from the local governmental bodies as a result of the end of their fiscal period as well as the timing of our invoicing.
Management Discussion:
“We are pleased with our continued growth in our homecare business, which showed an increase of 12% over the prior year period. With approximately 80% of our revenues coming from the homecare business, the key dynamics of an aging population, the trend to provide more care in the homecare environment, and the scope for further consolidation of the supplier base, we believe we are well placed to continue our growth in homecare as one of the U.K.’s leading providers,” commented Sandy Young, Chief Executive Officer of Allied.
Mr. Young continued: “Our level of contract wins over the last few months has been strong. Our goal over the next few quarters will be to recruit and retain staff to fulfill new contracts, while ensuring our quality of service is maintained. Due to the current economic environment in the U.K. we have noted that it is becoming somewhat easier to recruit staff and our retention rates are improving.”
“In the second quarter of fiscal 2009, however, we experienced reductions in our nursing home revenues very similar to the reductions we experienced in the first quarter of fiscal 2009. We believe the use of temporary staff has reduced in nursing homes, but we also believe, that in the short term, the permanent staff in the nursing homes are working additional shifts. This is most likely a response to the problems in the economy.”
“While our Hospitals revenues this quarter were slightly lower than the first quarter, we believe this business, which does fluctuate between quarters, will remain at similar levels over the next few quarters until the next framework agreements, which are currently in the formal re-tender stage, are implemented. If we are successful in this re-tender, there may be future growth opportunities for this business.”
“As noted in our previous quarter’s press release, with nearly all our operations in the United Kingdom, I believe it is important for investors to see the underlying revenues and gross profits in pound currency as detailed below. Our SG&A costs, excluding exchange effects, are very similar to the prior year despite the increase in revenues that we have generated.”

	Q1 2009		Q2 2009
		Gross		Gross
(Amounts in thousands)	Revenue	Margin	Revenue	Margin
Homecare	£30,620	£9,487	£30,858	£9,753
Nursing Homes	4,808	1,477	4,159	1,298
Hospital Staffing	3,612	973	3,448	874

Total	£39,040	£11,937	£38,465	£11,925
Foreign exchange rate	1.58	1.58	1.44	1.44

Total	$61,528	$18,813	$55,334	$17,166

	Q1 2008		Q2 2008		Q3 2008		Q4 2008
		Gross		Gross		Gross		Gross
(Amounts in thousands)	Revenue	Margin	Revenue	Margin	Revenue	Margin	Revenue	Margin
Homecare	£27,358	£8,491	£27,561	£8,476	£29,130	£9,294	£30,218	£9,447
Nursing Homes	5,730	1,706	5,373	1,596	4,969	1,531	5,140	1,554
Hospital Staffing	3,473	767	4,358	1,009	3,926	888	4,088	1,050

Total	£36,561	£10,964	£37,292	£11,081	£38,025	£11,713	£39,446	£12,051
Foreign exchange rate	2.05	2.05	1.98	1.98	1.97	1.97	1.90	1.90

Total	$74,770	$22,423	$73,815	$21,931	$75,024	$23,120	$74,968	$22,911

Mr. Young concluded: “Our operating income for the quarter of $4.1 million, excluding exchange, compares to $2.5 million for the same prior year quarter which is an increase of

65% and reflects the continued improvements we are making across the business to help us affirm our position as one of the leaders in the U.K. homecare market place.”
Paul Weston, the Chief Financial Officer, also commented: “The Board is well advanced in its selection of a retained investment banker to help advise the Board on its capital deployment strategy to ensure shareholder value is maximized in the medium term.”
The Company also recently announced the implementation of the Chief Executive Officer’s Long Term Incentive Plan, which targets growth in sales, earnings per share and earnings before interest, taxes and amortization. In finalizing the Long Term Incentive Plan, the Board commissioned external consultants to review the business plan projections of the Company. The conclusion of that exercise confirmed that the Company should continue to focus on providing services to the local authority, private homecare, individuals with learning disabilities, and continuing care as they are all growing business sectors where the Company already has market leading positions.
The Company also noted that Jeffrey S. Peris, a board member since 1998, has been appointed interim non-executive chairman of the Board in place of H.J. Mark Tompkins who will leave the Board following the annual shareholders meeting on June 10, 2009.
Conference Call Information- May 5, 2009 at 10:00AM EST / 3:00PM GMT:
Allied invites all those interested in listening to management’s discussion of the results to join the call by dialing 877-407-0778 for domestic participants, and 201-689-8565 for international participants today, May 5, 2009, at 10:00AM EST / 3:00PM GMT. Participants may also access a live webcast of the conference call through the “Investors” section of Allied Healthcare’s Website: www.alliedhealthcare.com. A replay will be available for one week following the call by dialing 877-660-6853 for domestic participants, and 201-612-7415 for international participants. When prompted, please enter account number 286 and conference ID number 321299. The presentation will be available and archived on the Company’s website for ninety days.
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude or include certain charges. These non-GAAP measures adjust for foreign exchange effects. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial tables included in this press release.
ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.
Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately one hundred branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing and care homes, and hospitals.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; Allied’s ability to continue to recruit and retain flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals and other healthcare facility clients on terms attractive to Allied; the general level of patient occupancy at our clients’ hospitals and healthcare facilities; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Allied Healthcare International Inc.
Sandy Young, Chief Executive Officer
Paul Weston, Chief Financial Officer
UK 00-44-1785 810-600
sandyyoung@alliedhealthcare.com
paulweston@alliedhealthcare.com
or
The Investor Relations Group
Adam Holdsworth
212-825-3210
or
Cenkos Securities plc (Nominated Advisor)
Elizabeth Bowman
London: 00-44-20-7397-8928
or
Ian Soanes
London: 00-44-20-7397-8924

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2009	2008	2009	2008
Revenues:
Net patient services	$55,334	$73,815	$116,862	$148,585

Cost of revenues:
Patient services	38,168	51,884	80,883	104,231

Gross profit	17,166	21,931	35,979	44,354

Selling, general and administrative expenses	14,389	19,455	29,948	39,648

Operating income	2,777	2,476	6,031	4,706

Interest income	115	171	379	404
Interest expense	(7)	(47)	(14)	(103)
Foreign exchange loss	(45)	(12)	(367)	(149)

Income before income taxes and discontinued operations	2,840	2,588	6,029	4,858

Provision for income taxes	696	824	1,418	1,416

Income from continuing operations	2,144	1,764	4,611	3,442

Discontinued operations:
Income from discontinued operations, net of taxes	367	—	367	—

Net income	$2,511	$1,764	$4,978	$3,442

Basic and diluted net income per share of common stock
Income from continuing operations	$0.05	$0.04	$0.10	$0.08
Income from discontinued operations	0.01	—	0.01	—

Net income per share of common stock	$0.06	$0.04	$0.11	$0.08

Weighted average number of common shares outstanding:
Basic	44,986	44,986	44,986	44,986

Diluted	44,986	45,059	44,986	45,116

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31,	September 30,
	2009	2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$28,072	$26,199
Restricted Cash	—	136
Accounts receivable, less allowance for doubtful accounts of $632 and $823, respectively	11,047	17,774
Unbilled accounts receivable	13,958	15,892
Deferred income taxes	2,383	474
Prepaid expenses and other assets	1,133	1,375
Taxes receivable	292	—
Assets of discontinued operations	—	182

Total current assets	56,885	62,032

Property and equipment, net	7,055	8,574
Goodwill	85,975	109,292
Other intangible assets, net	2,043	3,345
Taxes receivable	—	19

Total assets	$151,958	$183,262

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,385	$1,614
Accrued expenses, inclusive of payroll and related expenses	21,905	28,244
Taxes payable	15	—
Liabilities of discontinued operations	—	624

Total current liabilities	23,305	30,482

Deferred income taxes	54	110

Total liabilities	23,359	30,592

Commitments and contingencies (Notes 7, 8 and 12)

Shareholders’ equity:
Preferred stock, $.01 par value; authorized 10,000 shares, issued and outstanding — none	—	—
Common stock, $.01 par value; authorized 80,000 shares, issued 45,571 and 45,571 shares, respectively	456	456
Additional paid-in capital	241,216	241,018
Accumulated other comprehensive (loss) income	(27,428)	1,819
Accumulated deficit	(83,351)	(88,329)

	130,893	154,964
Less cost of treasury stock (585 shares)	(2,294)	(2,294)

Total shareholders’ equity	128,599	152,670

Total liabilities and shareholders’ equity	$151,958	$183,262

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	March 31,	March 31,
	2009	2008
Cash flows from operating activities:
Net income	$4,978	$3,442
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(367)	—
Depreciation and amortization	1,198	1,665
Amortization of intangible assets	608	855
Foreign exchange loss	104	—
Provision for (reversal of) allowance for doubtful accounts	106	(516)
Loss (gain) on sale of fixed assets	5	(23)
Stock based compensation	198	379
Deferred income taxes	1,403	(96)
Changes in operating assets and liabilities, excluding the effect of businesses acquired and sold:
Decrease in accounts receivable	2,920	3,131
Increase in prepaid expenses and other assets	(1,700)	(4,632)
Decrease in accounts payable and other liabilities	(2)	(3,941)

Net cash provided by continuing operations	9,451	264
Net cash used in discontinued operations	—	(572)

Net cash provided by (used in) operating activities	9,451	(308)

Cash flows from investing activities:
Capital expenditures	(1,574)	(1,006)
Proceeds from sale of business	113	54,692
Proceeds from sale of property and equipment	1	49
Payments on acquisitions payable	(170)	—

Net cash (used in) provided by investing activities	(1,630)	53,735

Cash flows from financing activities:
Payments on revolving loan	—	(25,149)
Payments on invoice discounting facility	—	(4,546)
Payments on long-term debt	—	(24,143)
Proceeds from sale of interest rate swap agreements	—	629

Net cash used in financing activities	—	(53,209)

Effect of exchange rate on cash	(5,948)	—

Increase in cash	1,873	218

Cash and cash equivalents, beginning of period	26,199	20,241

Cash and cash equivalents, end of period	$28,072	$20,459

Supplemental cash flow information:
Cash paid for interest	$14	$1,117

Cash paid for income taxes, net	$—	$3,128